As filed with the Securities and Exchange Commission on March 9, 2009

Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIVUS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3136179 (I.R.S. Employer Identification Number)

1172 Castro Street

Mountain View, CA 94040

(Address of principal executive offices)

2001 Stock Option Plan, as amended

(Full title of the plan)

Leland F. Wilson

President and Chief Executive Officer

VIVUS, Inc.

1172 Castro Street
Mountain View, CA 94040

(650) 934-5200
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Mario M. Rosati, Esq.

John L. Slebir, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum	Amount of
	Amount to be		Offering Price Per		Aggregate Offering	Registration
Title of Securities to be Registered	Registered		Share		Price	Fee
Common Stock, $0.001 par value, reserved under the 2001 Stock Option Plan, as amended	1,000,000 shares	(1)	$3.18	(2)	$3,180,000.00	$124.97
TOTAL	1,000,000		—		$3,180,000.00	$124.97

(1)              Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the VIVUS, Inc. 2001 Stock Option Plan, as amended (the “2001 Plan”), on January 1, 2009 pursuant to an “evergreen” provision contained in the 2001 Plan. Pursuant to such provision, on January 1, from 2003 until 2011, the number of shares authorized for issuance under the 2001 Plan is automatically increased by a number equal to the lesser of: 1,000,000 shares of Common Stock; two and one-half percent of the number of shares of Common Stock outstanding on such date; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

(2)              Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $3.18 per share, which represents the average of the high and low prices reported on the NASDAQ Global Market on March 5, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by VIVUS, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), as amended are incorporated in this Registration Statement by reference:

(a)                                    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b)                                   The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008 filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)                                    The Registrant’s Current Reports on Form 8-K filed with the SEC on January 3, 2008, January 10, 2008, January 24, 2008, January 30, 2008, as amended on February 5, 2008, February 1, 2008, February 5, 2008, February 11, 2008, March 6, 2008, March 11, 2008, March 14, 2008, March 31, 2008, April 2, 2008, April 4, 2008, April 21, 2008, May 8, 2008, May 13, 2008, May 22, 2008, June 5, 2008, June 10, 2008, June 16, 2008, June 23, 2008, June 26, 2008, July 7, 2008, August 4, 2008, August 5, 2008, August 6, 2008, August 6, 2008, September 2, 2008, September 9, 2008, September 18, 2008, October 7, 2008, November 4, 2008, November 6, 2008, November  13, 2008, December 4, 2008, December 9, 2008, December 12, 2008, December 18, 2008, December 24, 2008, January 7, 2009, January 13, 2009, January 29, 2009, February 3, 2009, and February 11, 2009 (except that any reports or portions thereof which are furnished and not filed shall not be deemed incorporated by reference in this Registration Statement); and

(d)                                   The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on February 24, 1994 registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Mario M. Rosati, a member of the law firm Wilson Sonsini Goodrich & Rosati (“WSGR”), beneficially owned as of March 9, 2009 an aggregate of 5,590 shares of the Registrant’s Common Stock. Mr. Rosati also holds options to purchase 144,000 shares of the Registrant’s Common Stock. WSGR is giving an opinion upon the validity of the shares being registered.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Article VII of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors and officers and authorize indemnification of employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and certain stockholders.

Insofar as indemnification by Registrant for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the provisions referenced above or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by one of Registrant’s directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of Registrant’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1(1)	2001 Stock Option Plan, as amended.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).

(1)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on July 13, 2006.

Item 9. Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 9th day of March, 2009.

VIVUS, INC.

By:	/s/ Timothy E. Morris
Timothy E. Morris
Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Leland F. Wilson and Timothy E. Morris as his attorney-in-fact for him, in any and all capacities, to sign each amendment to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Leland F. Wilson	President, Chief Executive Officer and Director	March 9, 2009
Leland F. Wilson	(Principal Executive Officer)

/s/ Mark B. Logan	Chairman of the Board and Director	March 9, 2009
Mark B. Logan

/s/ Timothy E. Morris	Vice President of Finance and Chief Financial	March 9, 2009
Timothy E. Morris	Officer (Principal Financial Officer)

/s/ Lee B. Perry	Vice President and Chief Accounting Officer	March 9, 2009
Lee B. Perry	(Principal Accounting Officer)

/s/ Virgil A. Place	Chief Scientific Officer and Director	March 9, 2009
Virgil A. Place

/s/ Charles J. Casamento	Director	March 9, 2009
Charles J. Casamento

/s/ Graham Strachan	Director	March 9, 2009
Graham Strachan

/s/ Linda M. Dairiki Shortliffe, M.D.	Director	March 9, 2009
Linda M. Dairiki Shortliffe, M.D.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1(1)	2001 Stock Option Plan, as amended.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).

(1)	Incorporated by reference to the Registrant’s Form 8-K filed with the SEC on July 13, 2006.